Exhibit 99.1

     Antigenics Announces Results from In-Depth Analysis of Phase 3 Data of
           Oncophage in Kidney Cancer and Provides Regulatory Update


    NEW YORK--(BUSINESS WIRE)--June 7, 2006--Antigenics:

    -- A 43-Percent Improvement Shown in Recurrence-Free Survival in Large Group of Earlier-Stage Kidney Cancer Patients Who
        Received Oncophage

    --  Antigenics Will Continue to Follow Patients for Overall
        Survival

    --  Conference Call to Be Held at Today at 9:00 A.M. ET

    Antigenics, Inc. (NASDAQ: AGEN) today announced that it has completed an in-depth analysis of its Phase 3 study of Oncophage(R) (vitespen) vaccine in kidney cancer. Review of the data at an international expert panel meeting on June 2, 2006, found that in the full analysis set* (FAS, which represents the true adjuvant patient population intended for the trial), there was a clinically significant improvement in recurrence-free survival (RFS) associated with Oncophage in a well defined subgroup of better-prognosis FAS patients.
   It is in this large group of 361 patients - or 60 percent of the total FAS population - that the greatest apparent response to Oncophage versus the observation arm was observed (nominal, two-sided P value of 0.018). In addition, the hazard ratio for this group was 0.567, indicating that patients receiving Oncophage had a 43-percent decreased risk of recurrence compared with patients in the observation arm. This better-prognosis subgroup includes patients whose disease was stage I (high-grade), stage II (high-grade), and stage III T1, T2 and T3a (low-grade), as defined by the American Joint Committee on Cancer (AJCC).
   "These analyses have identified a clinically relevant adjuvant patient population that appears more responsive to treatment with Oncophage," said Christopher G. Wood, MD, associate professor of urology at M. D. Anderson Cancer Center in Houston, and lead investigator of the trial. "These results certainly warrant further exploration of the use of Oncophage in kidney cancer patients."
   "The substantial improvement observed in the better-prognosis patients - who account for a significant proportion of the total enrolled in this trial - further support the clinical and preclinical findings on Oncophage generated to date," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "Clearly, cancer vaccines work differently than other cancer drugs. Their effect is best measured on earlier-stage patients, which is consistent with signs of clinical activity with a number of other vaccines being studied in the clinic."

   Study Findings

   The Phase 3, randomized, international, multicenter, open-label trial (C-100-12) involved 728 patients whose renal cell carcinoma (the most common type of kidney cancer) was at high risk of recurrence after nephrectomy (surgical removal of the diseased kidney). A subsequent independent review by the trial's Clinical Events Committee
(CEC), comprised of three radiologists and one oncologist, found that 124 patients had disease at baseline; consequently, 604 of the 728 randomized patients were eligible for analysis of the study's primary endpoint, recurrence-free survival.
   Per protocol, the study population included those with stage I (high-grade), stage II (high-grade), stage III and stage IV (nonmetastatic) disease. Patients were randomized in a 1:1 ratio into two arms: nephrectomy plus Oncophage vaccination (treatment arm), or nephrectomy alone (observation arm). The arms were well balanced for all known prognostic factors.
   Primary analysis of study endpoints focused on the FAS population (the 604 patients who did not have radiologically apparent disease postsurgery). Results reported previously in March 2006 had indicated a trend in favor of recurrence-free survival for the Oncophage arm in the overall patient population. The Kaplan-Meier curve (an estimate of the cumulative probability of recurrence-free survival) below shows that following additional analysis of the data, there was a clinically significant improvement in recurrence-free survival for better-prognosis patients in the FAS population (stages I (high-grade), II (high-grade), and III T1, T2 and T3a (low-grade)) in the Oncophage arm compared with the observation arm (nominal, two-sided P value of 0.018).
   In addition to the overall and better-prognosis FAS populations, analysis showed a trend in favor of Oncophage for recurrence-free survival in the intent-to-treat (ITT), randomized eligible set (mITT) and evaluable population sets.
   Overall survival, the secondary endpoint of the study, was also assessed in the 604 patients included in the FAS population. Preliminary analysis indicates a trend against Oncophage; however, the survival data are immature. The company believes the data are also likely influenced by missing information caused by patients who were lost to follow-up or withdrew consent. At the time of data cut-off in January 2006, 31 patients (10.3 percent) had died in the Oncophage arm versus 22 patients (7.2 percent) in the observation arm. As of May 2006, seven additional deaths have been reported, with only two in the Oncophage arm and five in the observation arm. Antigenics continues to collect and analyze survival data from the trial.
   Adverse events reported during the trial were generally mild and expected. The more frequently reported adverse events were mainly constitutional in nature or related to the actual injection, and included, but were not limited to, injection site erythema, injection site induration, injection site pain, injection site edema, headache, fatigue and rash.

   Antigenics Announces Results of Discussions With FDA

   Antigenics also announced that it met with the US Food and Drug Administration (FDA) on May 23, 2006, to discuss the regulatory pathway for Oncophage in kidney cancer. As a result of these discussions, Antigenics will continue to follow patients for overall survival and undertake all efforts to collect missing information on patients lost to follow-up or who withdrew consent.

   Conference Call Information

   Antigenics executives and Ronald Bukowski, MD, director of experimental therapeutics and the Phase 1 clinical trials unit at the Cleveland Clinic's Taussig Cancer Center, and an investigator on the study, will host a conference call at 9:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or 706.679.7741
(international); the access code is 1262251. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on June 21, 2006. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 1262251. The replay will also be available on the company's website approximately two hours after the live call.

   AJCC Staging

   Staging is the process of finding how far the cancer has spread.
In general, lower stages are associated with better prognoses. Within each stage are further distinctions for the tumor, involvement of lymph nodes and metastases. The following are simplified definitions of the various stages of kidney cancer.
   Stage I: The primary cancer is 7 centimeters (about 3 inches) or less, and is limited to the kidney, with no spread to lymph nodes or distant sites.
   Stage II: Still considered an early stage, the primary cancer is greater than 7 centimeters and is limited to the kidney, with no spread to lymph nodes or distant sites.
   Stage III: The primary cancer is less than or greater than 7 centimeters, but may have spread to a single regional lymph node. The primary tumor may extend to the renal veins or vena cava (large vein returning blood to the heart located in the middle of the abdomen near the back), but has only extended directly and not out of the local area of the kidney. T1, T2, T3 and T4 designations describe the size of the tumor and the degree to which it extends beyond the local area of the kidney.
   Stage IV: The cancer has spread to more than one lymph node, nearby organs, such as the pancreas or bowel, or to other parts of the body, such as the lungs.

   About Renal Cell Carcinoma

   Renal cell carcinoma is the most common type of kidney cancer. The American Cancer Society estimates that there will be approximately 38,890 new cases of kidney cancer in the United States in 2006, and about 12,840 people will die from the disease in 2006. Renal cell carcinoma accounts for about 90 percent of all kidney tumors. By the time renal cell carcinoma is diagnosed in these patients, about one third of them will have developed metastatic disease.
   The current standard of care for patients with nonmetastatic renal cell carcinoma consists of a nephrectomy (surgical removal of the kidney) followed by observation. There is no FDA-approved treatment for nonmetastatic renal cell carcinoma at the present time.

   About Antigenics

   Antigenics is a biotechnology company working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; ATRA-IV, a liposomal retinoic acid; AG-707, a therapeutic vaccine for the treatment of genital herpes; AU-801, a preclinical program targeting autoimmune disorders; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.
   *As defined by FDA-issued guidance (ICH E9: Statistical Principles for Clinical Trials), the full analysis set is the set of subjects that is as close as possible to the ideal implied by the intention-to-treat principle. It is derived from the set of all randomized subjects by minimal and justified elimination of subjects.

   This press release contains forward-looking statements, including statements regarding the potential clinical benefit of Oncophage in kidney cancer based on a subgroup analysis; the planned future data to be collected and analyzed in connection with the future development of Oncophage; and the expectation that the survival data collected to date in this trial are inconclusive and immature. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, unfavorable data resulting from further analysis of the Oncophage Phase 3 Part 1 trial data; retention of key employees engaged in activities related to the future development of Oncophage; the risk that survival data from patients that withdrew from the study or were lost to follow-up may not be available for collection or review, or that future survival data from patient monitoring may not support further development or registration of Oncophage; decisions by regulatory agencies that delay or prevent further clinical trials of Oncophage; the ability to raise capital and finance future development of Oncophage; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on May 12, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


    CONTACT: Antigenics
             Media Relations:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com
             or
             Investor Relations
             Shalini Sharp, 800-962-2436
             ir@antigenics.com